AMERICAN POWER CONVERSION CORPORATION
                          P.O. Box 278
                      132 Fairgrounds Road
               West Kingston, Rhode Island  02892

                         March 26, 1997
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                   PROXY STATEMENT SUPPLEMENT
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    This  Proxy  Statement  Supplement  is  being  furnished   to
holders  of  common  stock, par value  $.01  per  share  ("Common
Stock"),   of   American   Power   Conversion   Corporation,    a
Massachusetts corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of the Company's shareholders (the "Meeting") to be held at 10:00 a.m., on April 21, 1997, or at any adjournments or postponements thereof. The Meeting will be held in the Plantations Ballroom of the Radisson Airport Hotel located
at  2081  Post  Road, Warwick, Rhode Island  02886.   This  Proxy
Statement Supplement, which corrects certain minor typographical errors contained in the Company's Notice of Annual Meeting of Shareholders (the "Notice") and in the Proxy Statement dated March 21, 1997 relating to the Meeting (the "Proxy Statement"), is first being mailed to the Company's shareholders on or about March 26, 1997.

    One of the purposes of the Meeting is to consider and vote upon a certain shareholder proposal. In item 6 of the Notice and on the first page (in the middle of the third full paragraph) of the Proxy Statement, the Notice and the Proxy Statement incorrectly indicate that the shareholder proposal is set forth on pages 29 to 30 of the Proxy Statement and that the Company's statement in opposition to such proposal is located on pages 30 to 31 of the Proxy Statement. Please note that the shareholder proposal is set forth on page 21 of the Proxy Statement and the Company's statement in opposition to such proposal is set forth on pages 21 and 22 of the Proxy Statement. For further information relating to the shareholder proposal and the Company's statement in opposition to such proposal, please see the Proxy Statement.